Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 4 dated as of February 3, 2016 (this “Amendment”), in respect of the Amended and Restated Credit Agreement and Syndicated Facility Agreement dated as of April 22, 2015 (as amended by that certain (i) First Amendment to Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated as of July 24, 2015, (ii) Second Amendment to Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated as of September 1, 2015, (iii) First Incremental Amendment to Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated as of September 1, 2015 and (iv) Third Amendment to Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated as of September 29, 2015, and as it may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among Owens-Illinois Group, Inc. (the “Company”), Owens-Brockway Glass Container Inc. (“Owens-Brockway”), ACI Operations Pty. Ltd. (“ACI”), OI European Group B.V. (“OIEG”), OI Europe Sàrl (“OI Europe”), O-I Canada Corp. (“O-I Canada”, and together with Owens-Brockway, ACI, OIEG and OI Europe, the “Borrowers”), Owens-Illinois General Inc. (the “Borrowers’ Agent”), each other loan party party thereto from time to time, Deutsche Bank AG New York Branch as administrative agent and collateral agent (the “Administrative Agent”) and each lender from time to time party thereto (the “Lenders”) (capitalized terms not otherwise defined in this Amendment have the same meanings assigned thereto in the Credit Agreement or, if not defined therein, the Credit Agreement as amended hereby).

The parties hereto desire to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.              Defined Terms; References.  Unless otherwise specifically defined herein, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall, after the Fourth Amendment Effective Date (as defined below), refer to the Credit Agreement as amended hereby.  This Amendment is a Loan Document.

Section 2.              Amendment to Credit Agreement.  On and after the Fourth Amendment Effective Date, the Credit Agreement is hereby amended as follows:

(a)           The following additional new definition shall be inserted into Section 1.1 in the appropriate alphabetical order:

“‘Financial Covenant Level’ means with respect to (i) the Test Periods ending on December 31, 2015, March 31, 2016 and June 30, 2016, a ratio equal to 4.50:1.00, (ii) the Test Periods ending September 30, 2016 through September 30, 2017, a ratio equal to 4.00:1.00 and (iii) the Test Period ending December 31, 2017 and each Test Period thereafter, a ratio equal to 4.00:1.00 as of the last day of such Test Period or 4.50:1.00 as of the last day of a Trigger Quarter and the last day of the next three (3) succeeding Fiscal Quarters. ”;

(b)           The following additional new definition shall be inserted into Section 1.1 in the appropriate alphabetical order:

“‘Fourth Amendment’ means the Fourth Amendment to Amended and Restated Credit Agreement and Syndicated Facility Agreement, dated as of February 3, 2016, by and among the Company, Owens-Brockway, the Borrowers’ Agent, each Loan Party party thereto, the Administrative Agent and the Lenders party thereto.”;

(c)           The following additional new definition shall be inserted into Section 1.1 in the appropriate alphabetical order:

“‘Fourth Amendment Effective Date’ has the meaning assigned to that term in the Fourth Amendment.”;

(d)           Clause (b) of Section 1.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(b)         For purposes of computing ratios (i) in determining whether the Total Leverage Ratio exceeds the Financial Covenant Level or (ii) in the financial covenants in Article IX, as of the end of any Test Period, in each case, all components of such ratios for the applicable Test Period shall be calculated on a Pro Forma Basis as determined in good faith by Company and certified to by a Responsible Officer of Company to Administrative Agent.”;

(e)           Section 2.9(a) of the Credit Agreement is hereby amended by deleting the text “evidencing compliance with the covenant set forth in Article IX” appearing therein and inserting the text “evidencing that the Total Leverage Ratio does not exceed the Financial Covenant Level” in lieu thereof in each instance;

(f)            Section 8.1 of the Credit Agreement is hereby amended by amending and restating clause (xv) thereof in its entirety to read as follows:

“A Subsidiary may remain liable for Indebtedness deemed incurred by such Subsidiary as a result of a redesignation of such Subsidiary from an Unrestricted Subsidiary to a Restricted Subsidiary pursuant to Section 7.10; provided that after giving effect to the incurrence of the Indebtedness (and any other Indebtedness incurred since the last day of the fiscal quarter for which financial statements were delivered under Section 7.1(a) or (b)) on a Pro Forma Basis the Total Leverage Ratio would not exceed the Financial Covenant Level, and any Permitted Refinancing Indebtedness thereof;”;

(g)           Section 8.3 of the Credit Agreement is hereby amended by amending and restating subclause (i) of clause (v) thereof in its entirety to read as follows:

“immediately after giving effect to such Acquisition, the Total Leverage Ratio does not exceed the Financial Covenant Level as of the last day of the Fiscal Quarter most recently ended calculated on a Pro Forma Basis after giving effect to such Acquisition, provided, that the determination of compliance for this Section 8.3(v)(i) may be made as of either the signing of the acquisition or purchase agreement or the closing of such Acquisition at the Borrowers’ option; and “;

(h)           Article IX is hereby deleted in its entirety and replaced with the following:

“ARTICLE IX

FINANCIAL COVENANT

9.1          Total Leverage Ratio.  Each Loan Party will not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter (other than a Trigger Quarter and the following three (3) succeeding Fiscal Quarters as provided below) to exceed the ratio set forth below opposite the last day of such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
Prior to and through June 30, 2015	4.00:1.00

September 30, 2015 through December 31, 2015	4.50:1.00
March 31, 2016 through September 30, 2016	5.00:1.00

December 31, 2016 through September 30, 2017	4.50:1.00
December 31, 2017 and thereafter	4.00:1.00

Notwithstanding anything to the contrary contained herein, at the Company’s election (which shall be evidenced by delivery of a written notice by Borrowers’ Agent to Administrative Agent), if in any Fiscal Quarter ending December 31, 2017 and thereafter an Acquisition permitted by Section 8.3 with total consideration (including any Indebtedness assumed in connection therewith) in excess of $200,000,000 is consummated by Company or any of its Restricted Subsidiaries (such Fiscal Quarter, a “Trigger Quarter”), each Loan Party will not permit the Total Leverage Ratio for any Test Period to exceed 4.50:1.00 for such Fiscal Quarter and for the next three (3) succeeding Fiscal Quarters; provided, further, that (a) following the occurrence of a Trigger Quarter, no subsequent Trigger Quarter shall be deemed to have occurred or to exist for any reason unless the Total Leverage Ratio is less than or equal to 4.00:1.00 as of the end of any Fiscal Quarter following the occurrence of such initial Trigger Quarter, and (b) the Company may not make an election pursuant to this paragraph unless at the time of such election the Total Leverage Ratio is equal to or less than 4.00:1.00.”

Section 3.              Representations and Warranties.  Each Loan Party hereby represents and warrants that, immediately prior to and immediately after giving effect to this Amendment:

(a)           the execution, delivery and performance by it of this Amendment does not (i) violate any provision of law applicable to it, the Organic Documents of it, or any order, judgment or decree of any court or other agency of government binding on it, (ii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default under any Contractual Obligation of it, (iii) result in or require the creation or imposition of any Lien (other than Liens in favor of the Collateral Agent) upon any of the properties or assets of it or (iv) require any approval of stockholders or any approval or consent of any Person under any material Contractual Obligation of it, other than those approvals and consents which have been obtained;

(b)           it has all requisite organizational power and authority to enter into this Amendment and the execution, delivery and performance by it of this Amendment has been duly authorized by all necessary organizational action by it. Each Loan Party has duly executed and delivered this Amendment, and this Amendment, the Credit Agreement as amended hereby and each other Loan Document to which it is a party constitutes the legally valid and binding obligations of it, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(c)           each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents is true and correct in all material respects on and as of the Fourth Amendment Effective Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date); and

(d)           no Unmatured Event of Default and no Event of Default shall have occurred and be continuing.

Section 4.              Effectiveness.  This Amendment shall become effective on the date (the “Fourth Amendment Effective Date”) when the following conditions shall have been satisfied:

(a)           the Administrative Agent shall have received from each Loan Party party hereto and the Requisite Financial Covenant Lenders either (i) a counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(b)           each of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the Fourth Amendment Effective Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date);

(c)           at the time of the Fourth Amendment Effective Date and immediately after giving effect to the Fourth Amendment, no Unmatured Event of Default or Event of Default shall exist;

(d)           the Administrative Agent shall have received an Officer’s Certificate of the Company, dated as of the Fourth Amendment Effective Date, certifying compliance with the requirements set forth in preceding clauses (b) and (c) of this Section 4;

(e)           the Administrative Agent shall have received (i) either (x) a copy of the certificate or articles of incorporation or equivalent organizational document, including all amendments thereto, of each Loan Party party hereto, certified as of a recent date by the Secretary of State of the state of its organization or (y) confirmation from such Loan Party that there has been no change to such organizational documents since last delivered to the Administrative Agent, (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party party hereto dated the Fourth Amendment Effective Date and certifying (A) that (x) attached thereto is a true and complete copy of the by-laws, operating agreement or similar governing document of such Loan Party as in effect on the Fourth Amendment Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below or (y) there has been no change to such governing documents since last delivered to the Administrative Agent, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of this Fourth Amendment and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that any attached certificate or articles of incorporation, equivalent organizational document, by-law, operating agreement or similar governing document of such Loan Party have not been amended, and (D) to the extent not previously delivered to the Administrative Agent as to the incumbency and specimen signature of each officer executing this Fourth Amendment or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above;

(f)            the Company shall have paid to the Administrative Agent for the benefit of each Requisite Financial Covenant Lender that delivers an executed counterpart of this Amendment no later than 5:00 pm (NY time) on January 21, 2016, a consent fee in an amount equal to 0.10% of the aggregate principal amount of the sum of (i) the Revolving Commitments, (ii) Term Loans A and (iii) Term Euro Loans, as applicable, of such Requisite Financial Covenant Lender as of the Fourth Amendment Effective Date; and

(g)           all reasonably incurred and documented costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Administrative Agent pursuant to Section 12.4 of the Credit Agreement on or before the Fourth Amendment Effective Date, to the extent invoiced at least three business days prior to the Fourth Amendment Effective Date unless otherwise agreed, shall have been paid to the extent earned.

Section 5.              Confirmation of Guarantees and Security Interests.  By signing this Fourth Amendment, the Loan Parties party hereto hereby confirm that the obligations of the Loan Parties under the Credit Agreement as modified or supplemented hereby and the other Loan Documents to which such Loan Parties are party (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guarantee Agreements, the Collateral Documents and the other Loan Documents, as applicable, (ii) constitute “Obligations”, “U.S. Obligations”, “Foreign Obligations” and “Guaranteed Obligations” or other similar term for purposes of the Credit Agreement, the Guarantee Agreements, the Collateral Documents and all other Loan Documents, as applicable, (iii) notwithstanding the effectiveness of the terms hereof, the Guarantee Agreements, the Collateral Documents and the other Loan Documents, as applicable, are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects.  Each Loan Party party hereto ratifies and confirms that all Liens granted, conveyed, or assigned to the Administrative Agent by such Person pursuant to any Loan Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations.

Section 6.              Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 7.              Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed signature page to this Amendment by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Amendment.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

OWENS-ILLINOIS GROUP, INC.

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Vice President

OWENS-BROCKWAY GLASS CONTAINER INC.

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Senior Vice President

OI AUSTRALIA INC.

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Vice President & Secretary

OI GENERAL FTS INC.

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Vice President

OWENS-BROCKWAY PACKAGING, INC.

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Vice President & Secretary

[SIGNATURE PAGE TO OWENS-ILLINOIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

OWENS-ILLINOIS GENERAL INC.

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Vice President & Secretary

O-I PACKAGING SOLUTIONS LLC

By: OWENS-BROCKWAY GLASS
CONTAINER INC., its Sole Member

/s/James W. Baehren
By:
Name:	James W. Baehren
Title:	Senior Vice President

[SIGNATURE PAGE TO OWENS-ILLINOIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

The Administrative Agent

DEUTSCHE BANK AG NEW YORK BRANCH

/s/Michael Busam
By:
Name:	Michael Busam
Title:	Director

/s/Peter Cucchiara
By:
Name:	Peter Cucchiara
Title:	Vice President

[SIGNATURE PAGE TO OWENS-ILLINOIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

[Requisite Financial Covenant Lender Signature Pages]

On file with the Administrative Agent.

[SIGNATURE PAGE TO OWENS-ILLINOIS FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]